Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian, +1 (805) 987-8741

Vice President, Finance & Investor Relations

Kevin.Trosian@Power-One.com

FOR IMMEDIATE RELEASE

Federal Circuit Court of Appeals Affirms

Power-One’s Capstone Patent for Digital Power Technology

CAMARILLO, CALIFORNIA — March 31, 2010 — Power-One, Inc. (Nasdaq:PWER), a leader in digital power technology (DPT) and a provider of renewable energy and energy-efficient power conversion and power management solutions, announced today that the Federal Circuit Court of Appeals has ruled in its favor in the appeal by Artesyn of the United States District Court’s decision in Power-One, Inc., v. Artesyn Technologies, Inc.  (Eastern District of Texas, Civil Action No. 2-05-CV-463 (LED)).

“This decision affirms the validity of the capstone patent in our DPT portfolio and confirms the strength of our patents.  The ruling underscores the importance of our strategy to grow the DPT market through licensing and manufacturing and to offer the end-customer a range of best-in-class, energy efficient products that reduce energy consumption,” said Richard Thompson, President and Chief Executive Officer of Power-One.

Affirming the lower court’s decision in favor of Power-One, the Court of Appeals determined that the term “POL  regulator” is a term whose meaning is understood by one skilled in the art of distributed power systems.  The court also found that the evidence presented at trial was sufficient to support the jury’s conclusion that Artesyn copied Power-One’s patented invention and to defeat Artesyn’s obviousness claim.

The confirmation of the ruling highlights the strength of Power-One’s portfolio of patents and opens the market for DPT products created by Power-One and other validly licensed users of its technology. The integration of digital power management enables OEM’s and data centers, including websites, to design products that run more efficiently. As the number of POL’s on boards continues to increase, and data centers utilize more power from the grid, the need for digital power management solutions intensifies. Digital control technology, where analog control functionality is replaced by digital circuitry, reduces cost while increasing performance through size, performance and configurability advantages. The increased adoption of DPT is leading the digital power market to become one of the fastest growing markets in power management.

“Power-One will continue to promote its DPT licensing program to drive the growth of the rapidly expanding digital power management market. We anticipate moving forward quickly with several potential licensees who were in the preliminary stages of discussion with Power-One while awaiting the outcome of the appeal, as well as with several others who had moved much further along in the process over the past few months,” Mr. Thompson continued.

To date, Power-One has signed seven license agreements, including with Ericsson, Texas Instruments, Lineage Power, Infineon and Linear Technology, and is currently in negotiations with several global partners to expand worldwide access to analog and digital power management products with the PMBus™ protocol.

To learn more about Power-One products and technologies, please visit www.Power-One.com.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.power-one.com.